Exhibit 99.1

STONEMOR INC. REPORTS FOURTH QUARTER FINANCIAL RESULTS;

INCREASES CASH LIQUIDITY VIA $17 MILLION EQUITY CAPITAL COMMITMENT AND ADDS SIGNIFICANT CUSHION TO DEBT COVENANTS IN RESPONSE TO COVID-19

TREVOSE, PA – April 2, 2020 – StoneMor Inc. (NYSE: STON) (“StoneMor” or the “Company”), a leading owner and operator of cemeteries and funeral homes, today reported operating and financial results for the 2019 fourth quarter and year ended December 31, 2019 and provided an update on recent liquidity enhancement measures.  Investors are encouraged to read the Company's annual report on Form 10-K when it is filed with the Securities and Exchange Commission (the “SEC”).  That report, which StoneMor expects to file in the next few days, will contain additional detail, and will be able to be found at www.stonemor.com.

FOURTH QUARTER AND FULL YEAR FINANCIAL PERFORMANCE

•

Revenues for the three months ended December 31, 2019 were $66.4 million compared to $83.4 million in the prior year period.  Revenues for the twelve months ended December 31, 2019 were $289.5 million compared to $316.1 million in the prior year.

•

Cemetery segment income for the three months ended December 31, 2019 was $0.6 million compared to $6.6 million in the prior year period, representing a decrease of $6.0 million.  Cemetery segment income for the year ended December 31, 2019 was $12.4 million compared to $14.9 million in the prior year.

•

Funeral home segment income for the three months ended December 31, 2019 and 2018 was $1.5 million.  Funeral home segment income for the year ended December 31, 2019 was $5.9 million compared to $6.9 million in the prior year.

•

Corporate overhead expense, excluding non-recurring expenses and non-cash stock compensation expense, increased to $10.6 million in the fourth quarter compared to $9.9 million in the prior year period. Corporate overhead expense, excluding non-recurring expenses and non-cash stock compensation expense, declined to $38.0 million for the full year period from $39.9 million in the prior year, as a result of corporate cost reduction initiatives.

•

Fourth quarter net loss was $52.4 million compared to $20.5 million in the prior year period.  Full year net loss was $151.9 million compared to $72.7 million in the prior year.  The increased loss for the full year was driven primarily by the June 2019 recapitalization and the December 2019 C-Corp conversion, with increases in interest expense of $17.9 million related to the new debt financing, losses on the extinguishment of our old facility and increases in income tax expense of $30.0 million based on the change in tax status and a limitation on our ability to use our NOL carryovers following the recapitalization.  Additionally, we recorded a $24.9 million impairment of goodwill during 2019.

Joe Redling, StoneMor’s President and Chief Executive Officer said, “We are starting to see the impact of our company-wide cost reduction initiatives take hold and we expect to benefit much more significantly from these actions in future quarters. Phase II of our cost reduction efforts are well underway, as evidenced by today’s announcement regarding our partnership with Moon Landscaping that will reduce costs and improve efficiencies across our entire cemetery portfolio.  Additionally, we are in the process of launching a new procurement program that will improve internal controls and drive additional savings opportunities.  We continue to identify and implement additional savings opportunities and we expect to incur one-time expenses of approximately $5 million to achieve these savings in the form of investments in technology platforms, software and other operational costs. That said, we expect that we will exceed our target of over $30 million in annualized cost savings.”

“COVID-19 is creating personal and economic disruption globally. During this challenging time, the health and safety of our team members, our families and our guests remain our top priority.  We implemented safe work practices and work from home policies consistent with CDC guidance to reduce the risks of exposure to the virus while supporting the families that we serve. Services and gatherings are being limited in compliance with local, state and federal guidelines, but we are working with our locations to ensure that they have video streaming capabilities for the benefit of friends and family that cannot physically attend a service.  We will also work with our families to ensure that additional services and memorials can be held after this pandemic has subsided.”

“Like every other business world-wide, we have been impacted by the COVID-19 pandemic.  As recently as early March, we were on-pace to deliver double-digit sales growth for the first quarter 2020, as compared to the first quarter 2019.  Over the last two weeks we have seen our Pre-Need sales activity decline as Americans practice social distancing. We have already taken steps to provide virtual meeting options using a variety of web-based tools to our entire salesforce and we are seeing encouraging early results. While we expect our Pre-Need sales business to be challenged during this period, we are doing everything possible to mitigate the disruption. Additionally, we expect this disruption will not have a material impact on our operating cash flow in 2020.  Our cemeteries and funeral homes remain open and fully available to serve our families.”

LIQUIDITY UPDATE

As of December 31, 2019, the Company had $56.8 million of cash, including $21.9 million of restricted cash, and $368.3 million of total debt.

StoneMor today announced it has entered into an amendment to the indenture with respect to its 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024.  The amendment will provide StoneMor with additional cushion with regards to multiple covenants as it implements its reorganization plan and deals with the impact of the COVID-19 pandemic.  The following covenants were amended as part of the indenture amendment:

•

The Interest Coverage Ratio measurements at March 31, June 30 and September 30, 2020 have been eliminated and replaced with a Minimum Operating Cash Flow covenant measured on a trailing nine month basis of $(25.0 million) for the quarter ended March 31, 2020 and measured on a trailing twelve month basis of ($35.0 million) and ($35.0 million) for the quarters ended June 30, 2020 and September 30, 2020, respectively;

•	The required Interest Coverage Ratios at December 31, 2020, March 31, 2021 and June 30, 2021 were reduced to 0.00x, 0.75x and 1.10x, respectively, from 1.15x, 1.25x and 1.30x, respectively; and

•	The Asset Coverage tests at March 31, June 30, September 30 and December 31, 2020 were reduced to 1.40x from 1.60x.

The amendment requires StoneMor to raise equity capital of not less than $17 million on or before July 31, 2020, in part through the rights offering described below.  The amendment will be effective when StoneMor raises the initial $8.8 million of such equity capital and pays a $5 million consent fee to the noteholders, of which $3.5 million will be paid in cash and $1.5 million will be paid by increasing the principal amount of the Notes outstanding.

StoneMor also announced that it entered into a letter agreement with Axar Capital Management LP (“Axar”) pursuant to which Axar committed to (a) purchase shares of StoneMor Series A Preferred Stock with an aggregate purchase price of $8.8 million on April 3, 2020, (b) exercise its basic rights in the rights offering by tendering the shares of Series A Preferred Stock so purchased for shares of Common Stock and (c) purchasing any shares offered in the rights offering for which other stockholders do not exercise their rights, up to a maximum of an additional $8.2 million of such shares.  StoneMor is not paying Axar any commitment, backstop or other fees in connection with this agreement.

Under the terms of the indenture amendment and the Axar letter agreement, StoneMor agreed to undertake an offering to holders of its Common Stock of transferable rights to purchase their pro rata share of shares of Common Stock with an aggregate exercise price of at least $17 million at a price of $0.73 per share. The rights offering period, during which the rights will be transferable, will be no less than 20 calendar days and no more than 45 calendar days.  StoneMor will use its best efforts to complete the rights offering with an expiration date no later than July 24, 2020.

“We are pleased to have the continued support of our largest stockholder and our lenders and appreciate the confidence they maintain in the Company’s future,” said Jeff DiGiovanni, StoneMor’s Senior Vice President and Chief Financial Officer. “This timely covenant action provides us with the flexibility we need to continue to invest in our operations and efficiency initiatives, while we prepare the Company to manage through the impacts that we’ll see from COVID-19 and the stock market fluctuations over the past month.  We have a strong cash position and with this added flexibility provided by our equity and debt partners, will be in a strong position for the remainder of 2020 and beyond.”

DIVESTITURE UPDATE

StoneMor has closed on one property in California and has signed definitive purchase agreements for its remaining properties in the state.  Collectively, these California asset sales will yield $82.3 million in purchase price, including $65.2 million in cash, subject to certain adjustments and credits, and $17.0 million of assumed land purchase obligations.

“The exit of California represents a significant milestone in our divestiture strategy and puts us on the path of re-focusing our geographic footprint in areas where we have the ability to create operational scale,” said Redling.  “We have achieved accretive multiples on these transactions, while significantly improving our debt position and improving our liquidity profile.  We will continue to target divestitures that produce similar opportunities and expect to finalize additional transactions during the 2nd and 3rd quarters of 2020.”

Per the indenture governing the Senior Notes, StoneMor has used $31.3 million in net proceeds from prior asset sales to redeem a portion of the outstanding Senior Notes and will utilize an additional $23.7 million of net proceeds of the last two California asset sales and 80% of the net proceeds from these sales in excess of that amount to redeem additional outstanding Senior Notes.

CONFERENCE CALL INFORMATION

StoneMor will conduct a conference call to discuss this news release today, April 2, 2020 at 4:30 p.m. Eastern Time. The conference call can be accessed by calling (877) 256-6190.  No reservation number is necessary.  StoneMor will also host a live webcast of this conference call.  Investors may access the live webcast via the Investors page of the StoneMor website www.stonemor.com under Events & Presentations.

About StoneMor Inc.

StoneMor Inc., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 320 cemeteries and 90 funeral homes in 27 states and Puerto Rico.

StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Inc. please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the anticipated timing of the filing of the Company’s Form 10-K Annual Report and consummation of planned equity capital transactions and additional asset divestitures, as well as continued implementation of the Company’s performance and cost structure improvement efforts and the anticipated financial impact thereof, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause actual results to differ materially from the results stated or implied in this press release. StoneMor’s major risks are related to uncertainties associated with current business and economic disruptions resulting from the recent coronavirus pandemic, including the effect of government regulations issued in connection therewith, its ability to identify, and negotiate acceptable agreements with, purchasers of additional properties, uncertainties associated with the cash flow from pre-need  and at-need sales, trusts and financings, which may impact StoneMor’s ability to meet its financial projections and service its debt, as well as with StoneMor’s ability to maintain an effective system of internal control over financial reporting and disclosure controls and procedures.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

STONEMOR INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents, excluding restricted cash	$34,867	$18,147
Restricted cash	21,900	—
Accounts receivable, net of allowance	55,794	57,928
Prepaid expenses	4,778	4,475
Assets held for sale	23,858	757
Other current assets	17,142	17,009
Total current assets	158,339	98,316

Long-term accounts receivable, net of allowance	75,549	87,148
Cemetery property	320,605	331,137
Property and equipment, net of accumulated depreciation	103,400	112,716
Merchandise trusts, restricted, at fair value	517,192	488,248
Perpetual care trusts, restricted, at fair value	343,619	330,562
Deferred selling and obtaining costs	114,944	113,644
Deferred tax assets	81	86
Goodwill	—	24,862
Intangible assets	56,246	61,421
Other assets	29,393	22,241
Total assets	$1,719,368	$1,670,381

Liabilities and Owners' Equity
Current liabilities:
Accounts payable and accrued liabilities	$55,134	$59,035
Liabilities held for sale	20,668	—
Accrued interest	125	1,967
Current portion, long-term debt	374	798
Total current liabilities	76,301	61,800

Long-term debt, net of deferred financing costs	367,963	320,248
Deferred revenues	949,375	919,606
Deferred tax liabilities	34,613	6,675
Perpetual care trust corpus	343,619	330,562
Other long-term liabilities	49,987	42,108
Total liabilities	1,821,858	1,680,999
Commitments and contingencies

Owners' equity:
Common stock, par value $0.01 per share, 200,000 shares authorized, 94,447 shares issued and outstanding	944,474
Paid-in capital in excess of par value	(1,046,964)
Retained deficit	—	—
Members' equity	—	(10,618)
Total owners' equity	(102,490)	(10,618)
Total liabilities and owners' equity	$1,719,368	$1,670,381

STONEMOR INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Cemetery:
Interments	$14,881	$18,772	$67,425	$76,902
Merchandise	12,606	23,646	64,476	75,412
Services	15,094	16,631	65,494	67,278
Investment and other	11,018	11,558	40,492	42,343
Funeral home:
Merchandise	5,854	6,120	23,774	25,652
Services	6,962	6,698	27,861	28,539
Total revenues	66,415	83,425	289,522	316,126
Costs and Expenses:
Cost of goods sold	8,911	15,260	40,174	54,647
Cemetery expense	17,094	20,880	74,339	78,708
Selling expense	14,508	14,865	59,347	62,538
General and administrative expense	10,801	11,044	44,231	43,081
Corporate overhead	12,962	13,413	51,107	53,281
Depreciation and amortization	2,662	2,883	10,782	11,736
Funeral home expenses:
Merchandise	1,786	1,652	7,013	6,579
Services	5,296	5,566	21,659	22,159
Other	3,605	3,472	14,643	15,787
Total costs and expenses	77,625	89,035	323,295	348,516

Other losses, net	(4,548)	(7,001)	(8,106)	(11,504)
Operating loss	(15,758)	(12,611)	(41,879)	(43,894)
Interest expense	(13,237)	(7,744)	(48,519)	(30,602)
Loss on debt extinguishment	—	—	(8,478)	—
Loss on goodwill impairment	—	—	(24,862)	—
Loss from operations before income taxes	(28,995)	(20,355)	(123,738)	(74,496)
Income tax (expense) benefit	(23,363)	(179)	(28,204)	1,797
Net loss	(52,358)	(20,534)	(151,942)	(72,699)
Net loss attributable to StoneMor Partners L.P. (predecessor)	(52,358)	(20,534)	(151,942)	(72,699)
Net loss attributable to StoneMor Inc.	$—	$—	$—	$—
Net loss per common share (basic)	$(1.23)	$(0.54)	$(3.84)	$(1.92)
Net loss per common share (diluted)	$(1.23)	$(0.54)	$(3.83)	$(1.92)
Weighted average number of common shares outstanding - basic	42,401	37,959	39,614	37,959
Weighted average number of common shares outstanding - diluted	42,401	37,959	39,677	37,959

STONEMOR INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2019	2018
Cash Flows From Operating Activities:
Net loss	$(151,942)	$(72,699)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cost of lots sold	7,027	7,808
Depreciation and amortization	10,782	11,736
Provision for bad debt	7,559	7,358
Non-cash compensation expense	3,623	2,523
Loss on debt extinguishment	8,478	—
Loss on goodwill impairment	24,862	—
Non-cash interest expense	18,095	5,985
Other losses, net	8,106	11,504
Changes in assets and liabilities:
Accounts receivable, net of allowance	(8,633)	4,498
Merchandise trust fund	(17,916)	4,295
Other assets	(56)	2,618
Deferred selling and obtaining costs	(3,598)	(4,819)
Deferred revenues	36,656	37,405
Deferred taxes, net	27,943	(2,591)
Payables and other liabilities	(8,972)	10,836
Net cash (used in) provided by operating activities	(37,986)	26,457
Cash Flows From Investing Activities:
Cash paid for capital expenditures	(6,418)	(12,172)
Cash paid for acquisitions	—	(1,667)
Proceeds from divestitures	6,255	—
Proceeds from asset sales	—	1,276
Net cash provided by (used in) investing activities	(163)	(12,563)
Cash Flows From Financing Activities:
Proceeds from issuance of redeemable convertible preferred units	12,500	—
Proceeds from issuance of redeemable convertible preferred units - related party	45,000	—
Proceeds from borrowings	406,087	29,880
Repayments of debt	(366,905)	(28,493)
Principal payment on finance leases	(1,464)	—
Cost of financing activities	(17,396)	(3,955)
Reduction to GP Holdings' merger consideration related to SEC settlement - related party	(250)	—
Units repurchased related to unit-based compensation	(803)	—
Net cash provided by (used in) financing activities	76,769	(2,568)
Net increase in cash, cash equivalents and restricted cash	38,620	11,326
Cash, cash equivalents and restricted cash—Beginning of period	18,147	6,821
Cash, cash equivalents and restricted cash—End of period	$56,767	$18,147
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$32,239	$25,606
Cash paid during the period for income taxes	1,419	1,725
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$3,638	$—
Operating cash flows from finance leases	495	—
Financing cash flows from finance leases	1,464	—
Non-cash investing and financing activities:
Acquisition of assets by financing	$2,277	$2,673
Classification of assets as held for sale	23,340	543